UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 12, 2007

PMA CAPITAL CORPORATION
(Exact name of Registrant as specified in its charter)

Pennsylvania	001-31706	23-2217932
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

380 Sentry Parkway Blue Bell, Pennsylvania	19422
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(610) 397-5298

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 12, 2007, the Compensation Committee of the Board of Directors of PMA Capital Corporation (the “Company”) approved annual incentive compensation awards for 2006, annual incentive compensation goals for 2007 and long-term incentive compensation goals for 2009 for Vincent T. Donnelly, President and Chief Executive Officer, William E. Hitselberger, Executive Vice President and Chief Financial Officer, and Robert L. Pratter, Senior Vice President, General Counsel and Secretary, who, together with John Santulli, III, Senior Vice President, Marketing and Field Operations, are the “Named Executive Officers.”

Incentive Compensation for Messrs. Donnelly, Hitselberger, Pratter and Santulli

Vincent T. Donnelly

Under the terms of Mr. Donnelly’s employment agreement, he is eligible for annual incentive awards for 2006, 2007 and 2008 based upon achievement of certain goals and performance criteria set by the Compensation Committee, payable in cash and/or equity. For 2006, the targeted amount of such annual incentive award was 45% to 55% of Mr. Donnelly’s current base salary. In addition, pursuant to his employment agreement, any long-term incentive compensation awards for the years ending December 31, 2009 and 2010 are to be established by the Compensation Committee of the Board of Directors.

On March 12, 2007, the Compensation Committee awarded Mr. Donnelly a cash bonus of $313,605 or 45.5% of base salary. The Compensation Committee also determined that the targeted amount of Mr. Donnelly’s annual incentive award for 2007 would be 45% to 55% of his current base salary and that his long-term incentive award would be targeted at 100% to 120% of his current base salary. Annual incentive awards, if earned, will be paid in cash and long-term incentive awards, if earned, will be paid in shares of Class A Common Stock valued on the date of issuance.

William E. Hitselberger

Under the terms of Mr. Hitselberger’s employment agreement, he is eligible for annual incentive awards for 2006, 2007 and 2008 based upon achievement of certain goals and performance criteria set by the Compensation Committee, payable in cash and/or equity. For 2006, the targeted amount of such annual incentive award was 25% to 30% of Mr. Hitselberger’s current base salary. In addition, pursuant to his employment agreement, any long-term incentive compensation awards for the years ending December 31, 2009 and 2010 are to be established by the Chief Executive Officer and approved by the Compensation Committee of the Board of Directors.

On March 12, 2007, the Compensation Committee awarded Mr. Hitselberger a cash bonus of $116,875 or 27.5% of base salary. The Compensation Committee also determined that the targeted amount of Mr. Hitselberger’s annual incentive award for 2007 would be 35% to 40% of his current base salary and that his long-term incentive award would be targeted at 65% to 78% of his current base salary. Annual incentive awards, if earned, will be paid in cash and long-term incentive awards, if earned, will be paid in shares of Class A Common Stock valued on the date of issuance.

Robert L. Pratter

Under the terms of Mr. Pratter’s employment agreement, he is eligible for annual incentive awards for 2006 and 2007 based upon achievement of certain goals and performance criteria set by the Compensation Committee, payable in cash and/or equity. For 2006, the targeted amount of such annual incentive award was 20% to 25% of Mr. Pratter’s current base salary. In addition, pursuant to his employment agreement, any long-term incentive compensation award for the year ending December 31, 2009 is to be established by the Chief Executive Officer and approved by the Compensation Committee of the Board of Directors.

On March 12, 2007, the Compensation Committee awarded Mr. Pratter a cash bonus of $83,200 or 20.8% of base salary. The Compensation Committee also determined that the targeted amount of Mr. Pratter’s annual incentive award for 2007 would be 20% 25% of his current base salary and that his long-term incentive award would be targeted at 40%

to 48% of his current base salary. Annual incentive awards, if earned, will be paid in cash and long-term incentive awards, if earned, will be paid in shares of Class A Common Stock valued on the date of issuance.

John Santulli, III

Pursuant to the Company’s 2006 Officer Annual Incentive Compensation Plan, Mr. Santulli received an annual cash bonus of $33,000 or 13% of his base salary. Mr. Santulli is entitled to receive an annual cash bonus under the Company’s 2007 Officer Annual Incentive Compensation Plan targeted at 15% to 20% of his base salary if certain predefined operating objectives of the Company and individual qualitative performance objectives are met. Such operating objectives include pretax operating income, direct premiums written, service revenue written and the GAAP underwriting expense ratio being within a specified range or at a certain level. Mr. Santulli is also eligible for a long-term incentive award under our 2007 Officer Long Term Incentive Compensation Plan that will be targeted at 30% to 36% of his current base salary for achieving certain pre-defined operating objectives of the Company for the year ending December 31, 2009. Such award, if earned, will be paid in shares of Class A Common Stock valued on the date of issuance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PMA Capital Corporation (Registrant)

March 16, 2007	By: /s/ Robert L. Pratter
Name: Robert L. Pratter
Title: Senior Vice President, General Counsel and Secretary